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[Cenveo logo]

                                                                  NEWS RELEASE

                   CENVEO SENDS LETTER TO BANTA CORPORATION
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STAMFORD, CT - (OCTOBER 19, 2006) - Cenveo, Inc. (NYSE: CVO) today announced that it sent the following letter to Banta Corporation (NYSE: BN):

October 19, 2006

Ms. Stephanie A. Streeter
Chairman, President and Chief Executive Officer
Banta Corporation
225 Main Street
Menasha, WI  54952-2003


Dear Ms. Streeter:

It has been more than two weeks since we submitted our proposal to acquire Banta for $50 per share (or $34 per share if the acquisition is completed after the record date for your "special" dividend). In twelve days, on October 31, 2006, our proposal to acquire Banta will expire. I do not plan to blink and increase our proposal.

The only reason I can think of for your delay in responding to our proposal is that your advisors are still looking for another party to pay a higher price. The fact of the matter is that Banta has had over two months to determine whether any third parties will pay more than Cenveo. As you know, the potential list of parties willing to purchase Banta is extremely limited. Cenveo will not be a back-stop bidder to any other persons who may propose to acquire Banta.

I have already spelled out all the reasons why these two companies should be together. We believe that the Banta/Cenveo printing platform would be a major success and clearly in the best interest of both companies' shareholders. As CEOs, we make many decisions


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every single day. In our business career we will make one or two decisions that actually change the direction of our company and impact all of our employees. During these critical times when major decisions are made, I always remember an old quote "The world hates change, yet it is the only thing that
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has brought progress."
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We hope that you accept our proposal. As always, we are willing and ready to meet with you to discuss any questions you might have. Thank you.

Sincerely,

CENVEO, INC.

By:  /s/  Robert G. Burton, Sr.
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     Robert G. Burton, Sr.
     Chairman and CEO

cc:      Jameson Adkins Baxter
         John F. Bergstrom
         Henry T. DeNero
         David T. Gibbons
         Janel S. Haugarth
         Pamela J. Moret
         Paul C. Reyelts
         Ray C. Richelsen
         Michael J. Winkler


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CENVEO, INC. (NYSE: CVO - News), http://www.cenveo.com, IS ONE OF NORTH
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AMERICA'S LEADING PROVIDERS OF PRINT AND VISUAL COMMUNICATIONS WITH ONE-STOP
SERVICES FROM DESIGN THROUGH FULFILLMENT. THE COMPANY'S BROAD PORTFOLIO OF SERVICES AND PRODUCTS INCLUDE, COMMERCIAL PRINTING, ENVELOPES, LABELS AND BUSINESS DOCUMENTS THROUGH A NETWORK OF PRODUCTION, FULFILLMENT AND DISTRIBUTION FACILITIES THROUGHOUT NORTH AMERICA.



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Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions; (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations;
(8) factors affecting the U.S. postal services; (9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company's facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries;
(18) dependence on key management personnel; (19) customer product acceptance;
(20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.


This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company's business. Additional information regarding these and other factors may be contained in the Parent's filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.


These risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo's other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.
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Inquiries from analysts and investors should be directed to Robert G. Burton,
Jr. at (203) 595-3005.